Exhibit 99.2

Lumenis Announces Resignation of Brightman Almagor & Co. as its Auditors and Commenced Process for Selection of New Auditors

YOKNEAM, Israel

May 07, 2004

Lumenis TM Ltd. LUME.PK announced today that Brightman Almagor & Co. (a member firm of Deloitte Touche Tohmatsu) (“Deloitte”) has resigned as the Company’s independent auditors.  The Audit Committee is in the process of interviewing potential new auditors and hopes to be in a position to announce a selection shortly.

As previously disclosed, the Audit Committee commenced an internal investigation in October 2003 in response to a request from Deloitte.  The investigation initially focused on accounting and disclosure issues related to the Company’s relationship with one of its domestic distributors, but was subsequently expanded to include a review of the Company’s revenue recognition practices during 2002 and 2003.  Deloitte’s action follows the Company’s issuance of a press release on May 3, 2004 reporting on the initial results of the investigation and the reorganization of certain of its financial reporting functions.

Lumenis will file a current report on Form 8-K with the United States Securities and Exchange Commission to report the resignation of Deloitte within five business days of the date of Deloitte’s resignation, as required by SEC regulations.

About Lumenis

Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary. For more information about the Company and its products log on to www.lumenis.com

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts:
Avner Raz
CEO
011-972-4-959-9015